Exhibit 10.3

SECOND AMENDED AND RESTATED INVENTORY FINANCING AND SECURITY AGREEMENT

I. THE PARTIES TO THIS AGREEMENT

This Second Amended and Restated Inventory Financing and Security Agreement (“Agreement”) is effective as of October 1, 2020, and is made by and among the following parties:

A.Ally Bank (Ally Capital in Hawaii, Mississippi, Montana and New Jersey), a Utah state‑chartered bank (together with its successors and assigns, “Bank”), with a local business office located at 5851 Legacy Circle, Suite 200, Plano, Texas 75024; and

B.Ally Financial Inc., a Delaware entity (“Ally”) with a local business office located at 5851 Legacy Circle, Suite 200, Plano, Texas 75024 (together with Bank, the “Ally Parties” and Bank and Ally each being, an “Ally Party”); and

C.Carvana, LLC, an Arizona limited liability company, with its principal executive office currently located at 1930 W Rio Salado Parkway, Tempe, Arizona 85281 (“Dealership”).

II. THE RECITALS

The essential facts relied on by Bank, Ally and Dealership as true and complete, and giving rise to this Agreement, are as follows:

A.From time to time, Dealership has and/or intends to acquire one or more Vehicles (defined below) from one or more manufacturer, distributor, dealers, auctioneer, merchant, customer, broker, seller, or other supplier (“Vehicle Seller(s)”), for the principal purpose of selling or leasing them to retail customers in the ordinary course of business.

B.To enable Dealership to acquire Vehicles and hold them in inventory, Dealership wants the Ally Parties to provide Dealership with wholesale inventory floorplan finance accommodations by i) advancing the purchase price of the Vehicles directly to the Vehicle Sellers; ii) advancing funds to other third parties who are not Vehicle Sellers; or iii) by loaning money directly to Dealership for Vehicles that were previously purchased from Vehicle Sellers by Dealership (“Inventory Financing”). (Vehicles acquired with or held as a result of Inventory Financing may be referred to as “Inventory Financed Vehicles.”)

C.Bank is willing to provide Dealership with Inventory Financing in accordance with all of the provisions of this Agreement.

D.Ally is willing to provide Dealership with Inventory Financing in accordance with all of the provisions of this Agreement.

Certain information has been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

E.The Inventory Financing will be governed by the terms of this Agreement. Accordingly, this Agreement sets forth the rights and duties between Bank and Dealership and between Ally and Dealership concerning Inventory Financing, including establishment of a credit line by which inventory financing advances will be made by either or both of the Ally Parties, payment of principal, interest, and other charges, the grant of security interests in collateral, and other terms and conditions. Before execution, each party has carefully read this Agreement and each related document and has consulted with or had an opportunity to consult with an attorney.

III. THE AGREEMENT

In consideration of the premises and the mutual promises in this Agreement, which are acknowledged to be sufficient, Bank, Ally and Dealership agree to the following:

A. Inventory Finance Accommodations.

1.Definition of “Vehicle”. As used in this Agreement, “Vehicle” means an automobile, van, or light duty truck that is not manufactured for a particular commercial purpose. Notwithstanding anything to the contrary in this Agreement or otherwise, Inventory Financing is available only for a Vehicle that can be registered for use on public highways, and is not a vehicle that is titled outside the United States or has been previously titled outside the United States, in each case:

(a) of the then-current model year, or eleven previous model years,

(b) having fewer than 150,000 miles,

(c) that Dealership has purchased for at least $1,500,

(d) for which such Dealership has received the title and purchase documentation,

(e) that has not been purchased by Dealership for the use of its employees,

(f) that is not subject to a current arbitration proceeding between the purchaser and the Dealership with respect to the sale of such vehicle, and

(g) that is not subject to an existing consumer lease from Dealership or an affiliate of Dealership.

2. Establishment of a Committed Inventory Financing Credit Line. Subject to the terms and conditions of this Agreement,

(a) Each of the Ally Parties commits to provide Inventory Financing to Dealership until the Maturity Date (as defined below). Before the Maturity Date, Dealership may request the Ally Parties to extend this commitment, and the Ally Parties, in their sole discretion, may extend this commitment.

(b) The sum of all Inventory Financing by each Ally Party, plus any obligation of each Ally Party to make specific advances to a Vehicle Seller or other party, constitutes a single obligation of Dealership to such Ally Party. The sum of all Inventory Financing plus the sum of all obligations of both of the Ally Parties to make specific advances to Vehicle Sellers or other parties constitutes the Dealership’s “Wholesale Outstandings.”

(c) The “Maturity Date” shall be March 31, 2023.

3. Amount of the Credit Line. The aggregate amount of credit available pursuant to this Agreement (the “Credit Line”) is $1,250,000,000.00.

4. Advance. The advance rate for Inventory Financing, is as follows:

(a) Auction and rental Vehicles: initially funded within 30 calendar days of purchase, [***]% of:
(i.) the purchase price of such Vehicle, plus
(ii.) fees charged by an auction in connection with the purchase of such Vehicle, plus
(iii.) post-sale inspection fees in connection with the purchase of such Vehicle.

The Ally Parties have no obligation to advance any amount for costs related to transportation or labor with respect to a Vehicle.

(b) Trade-in Vehicles and Vehicles purchased directly from customers and any amounts initially funded for an Auction or rental Vehicle after 30 calendar days from the purchase date: [***]% of acquisition cost of such Vehicles.

(c) Any amounts re-borrowed under the Credit Line against a Vehicle after repayment of the initial advance: [***]% of the principal balance amount that was repaid on the immediately prior pay-off of such Vehicle.

5. Method of Providing Inventory Financing. The Credit Line must be used exclusively for Inventory Financing in any of the following ways:

(a) Advances Directly to Vehicle Sellers. From time to time, upon notice from Dealership or Vehicle Sellers, either or both of the Ally Parties may advance money directly to Vehicle Sellers for Vehicles acquired or proposed to be acquired by Dealership as Inventory Financed Vehicles. The Ally Parties will make payment in accordance with and in reliance on any invoice, draft, debit, contract, advice or other communication received by the Ally Parties from the Vehicle Seller. The Ally Parties are not required to verify the order or shipment of any Vehicle for which it pays a Vehicle Seller and are not responsible for any nonconformity of the Vehicle, delivery, or transaction between Dealership and a Vehicle Seller. If requested, Dealership will promptly provide invoices, bills of sale, title other transaction documents pertaining to such Vehicles.
[***] Redacted for confidentiality purposes

(b) Advances Directly to or on behalf of Dealership. From time to time, either or both of the Ally Parties may advance money directly to Dealership or to other third parties who are not Vehicle Sellers on behalf of Dealership to finance Vehicles then owned or proposed to be acquired by Dealership. The amount that will be advanced to or on behalf of Dealership for the Vehicles will be determined in accordance with Subsection III.A.4 above. Upon request by either or both of the Ally Parties, Dealership must provide the Ally Parties with satisfactory evidence of the value, ownership, and title status of the Vehicle(s), including the manufacturer’s certificate of origin or title certificate (original or valid copy), invoice or bill of sale, and the shipping receipt, bill of lading, and the like.

6. Evidence of Inventory Financing. The Ally Parties will maintain on their books and records in accordance with their usual practices, one or more accounts detailing the Inventory Financing, Wholesale Outstandings, and all Interest, Principal Reductions, net settlements (as described in Section III.C.4 below), Other Charges and any other related fees, costs, expenses, and payments owed by Dealership. From time to time, ordinarily monthly, the Ally Parties will furnish Dealership with statements of its account information (“Wholesale Billing Statement”). If only one Wholesale Billing Statement is provided by the Ally Parties, the Wholesale Billing Statement will indicate (by account number or otherwise) the Inventory Financing provided by each of the Ally Parties. Unless Dealership advises the Ally Parties in writing of any discrepancy on the Wholesale Billing Statement within ten (10) calendar days of receipt, and absent manifest error, the Wholesale Billing Statement will be deemed acknowledged and agreed to by Dealership and conclusive proof of Dealership’s actual obligation to each of the Ally Parties as of the date of the Wholesale Billing Statement last received by Dealership.

7. Other Financing Accommodations. Upon Dealership’s request, either or both of the Ally Parties may provide other forms of finance and / or credit accommodations which arise out of or relate to the business operations of Dealership and / or any of its owners, officers, or affiliates, including, without limitation, the discount purchase of retail installment sale and lease agreements, working capital, revolving credit, equipment, and realty loans (such accommodations from either of the Ally Parties being, the “Other Financing Accommodations”). The availability, amount, terms, conditions, provisions, continuation, documentation, and administration of Other Financing Accommodations are separate and distinct from the Inventory Financing under this Agreement and may be provided, if at all, only according to the terms and conditions of the written agreement between such Ally Party and Dealership. If Dealership requests additional Inventory Financing beyond the aggregate amount of the Credit Line stated in Subsection III.A.3 above, and the Ally Parties decline the request, then Dealership and the Ally Parties will negotiate in good faith to restructure the credit and collateral arrangements this Agreement to facilitate Dealership’s efforts to obtain the additional financing from another financial institution.

B. Interest, Principal Reductions, Late Charges, Costs, Expenses and Other Charges and Fees.

1.Interest Accrual, Rate, and Method of Calculation. Wholesale Outstandings owed to the Ally Parties will bear interest on and from the day after each advance or loan through the date of repayment in full. Interest will be at a per annum rate and will be determined using a 365/360 simple interest method of calculation, unless expressly prohibited by law (“Interest”). The Interest rate is 1-M LIBOR Index Rate* plus an “Increment” of 315 basis points.

The 1-M LIBOR Index Rate in effect for a monthly billing period is defined as the arithmetic mean of the 1-Month LIBOR Rate for the calendar days from and including the 26th of the calendar month which is two months prior to the applicable monthly billing period and ending with the 25th of the month immediately preceding the applicable monthly billing period (“Measurement Period”). The 1-Month LIBOR Rate applicable to any day on which no rate is published will be the rate last quoted prior to such day. The “1-Month LIBOR Rate” is defined as: The per annum rate of interest for one month deposits in U.S. Dollars for each day of the Measurement Period that appears on the Bloomberg screen US0001M Index (London Interbank Offered Rate administered by the British Bankers’ Association, New York Stock Exchange Euronext or other successor administrator for LIBOR) at approximately 11:00 a.m. London time, or if such source becomes unavailable or there is no such successor, the per annum rate of interest for one month deposits in U.S. Dollars for each day of the Measurement Period obtained from such other commercially available source providing quotations of LIBOR as Ally Bank may designate.

* The parties acknowledge that London Interbank Offered Rate (“LIBOR”) may be phased out in the future. In the event that the Ally Parties will no longer utilize a LIBOR-based rate for this Credit Line, the “1-M LIBOR Index Rate” will be re-defined as the successor base or reference rate applicable to this Credit Line designated by the Ally Parties in their reasonable discretion. In such event, the Increment may also be adjusted by the Ally Parties so that the total interest rate paid by the Dealership immediately after the conversion from the LIBOR-based rate will approximate the total interest rate paid by the Dealership immediately prior to the conversion. The Dealership will be notified of these changes, which will be made without requiring the necessity of an amendment to this Agreement.

2.Maximum Interest. In no event will Interest owed to either or both of the Ally Parties under this Agreement exceed the maximum rate of interest allowed by law in effect at the time it is assessed. Each of the Ally Parties and Dealership intend to faithfully comply with applicable usury laws, and this Agreement is to be construed in accordance with this intent. If circumstances cause the actual or imputed interest contracted for, charged, or received by either or both of the Ally Parties to be in excess of the maximum rate of interest allowed by law, Dealership must promptly notify the affected Ally Party(ies) of the circumstance, and such Ally Party(ies) will either, at their sole discretion, refund to Dealership, or credit the Wholesale Outstandings owed by Dealership to such Ally Party(ies), with so much of the imputed interest as will reduce the effective rate of interest to an amount one-tenth of one per cent (0.10%) per annum less than the maximum rate of interest allowed by law for the applicable period.

3.Principal Reductions. Dealership must pay a monthly principal reduction of 10% of the original principal amount (each a “Principal Reduction”) for each Vehicle on Dealership’s floorplan for more than 180 days (regardless of repayment and re-borrowing) until the outstanding principal amount for that Vehicle is reduced to lesser of 50% of the original principal amount or 50% of the clean wholesale value. Principal Reductions may be billed to Dealership and will reduce the amount of the Wholesale Outstandings when paid by Dealership. Any change in the Principal Reductions required by either or both of the Ally Parties will not constitute an amendment to this Agreement.

4.Late Charge. Unless prohibited by law, each of the Ally Parties may assess a late charge of up to five percent (5%) of any amount owed to such Ally Party(ies) that is not paid when due and payable after giving effect to applicable grace periods (“Late Charge”). The Late Charge is in addition to Interest.

5.Costs, Expenses, Fees. Unless prohibited by law, Dealership must pay all expenses and reimburse each of the Ally Parties for any cost, expense, or other expenditures, including reasonable attorney fees and legal expenses; amounts expended by the Ally Parties on behalf of Dealership; collection and bankruptcy costs, fees and expenses; and all other amounts incurred by each of the Ally Parties in the enforcement of any right or remedy, collection of any Obligation (as defined in Subsection III.D.2, below), or defense of any claim or action in respect of this Agreement.

6.Other Charges and Fees. The Ally Parties may assess and Dealership will pay charges in connection with Inventory Financing in the areas of audit, collateral monitoring, non-compliance, and returned item (“Other Charges”). Provided no Default has occurred, the Ally Parties will provide advance notice of at least 30 calendar days of new charges or changes to existing charges.

7.Commitment Fee. Simultaneously with the signing of this Agreement, Dealership will pay to the Ally Parties a “Commitment Fee” in the amount of $[***].

8.Availability Fee. For each calendar quarter beginning with the fourth quarter of 2020 (i.e., October through December, 2020), Dealership will pay an “Availability Fee” equal to [***] times the difference between the average outstanding floorplan balance for such quarter and the Credit Line amount. The Availability Fee will be calculated by the Ally Parties promptly after the end of each quarter and will be due and payable no later than the end of the month immediately following the end of such quarter.

C. Payments by Dealership.

1.Permissive Principal Payments. Except as otherwise expressly stated in this Agreement, Dealership may pay to the Ally Parties some or all of the Wholesale Outstandings and any other payment obligations at any time before they are due and payable without premium or penalty.

[***] Redacted for confidentiality purposes

2.Required Payments. Dealership must fully, promptly, and faithfully pay to the Ally Parties the Wholesale Outstandings, Interest, Principal Reductions, Late Charges, Other Charges, costs, expenses, fees and any other payment obligations due under this Agreement, as follows:

(a) the principal amount of the advance or loan by the Ally Parties for each Inventory Financed Vehicle as and when such Vehicle is sold, leased, consigned, gifted, exchanged, transferred, otherwise disposed of, registered, placed into service, or no longer in the possession of the Dealership, or if it is otherwise lost, stolen, confiscated, missing, or otherwise not received, or if it is damaged or destroyed; and

(b) the total amount specified in the Wholesale Billing Statement or other billing statements for Interest, Principal Reductions, Late Charges, Other Charges, costs, expenses, fees and any other payment obligations, immediately upon receipt from the Ally Parties.

3.Method of Payment. All payments must be made by Dealership to the Ally Parties by one or more of the following methods: (i) in good funds by draft, check, or other negotiable instrument, (ii) in good funds by wire transfer, electronic fund transfer, automated clearing house transfer, or other electronic means, or (iii) chattel paper assigned to one of the Ally Parties that is acceptable to such Ally Party in its sole discretion. Upon request by either or both of the Ally Parties, Dealership must make all payments to such Ally Party(ies) in immediately available funds, certified check, bank check, and the like. Dealership must remit all payments owed to Ally and Bank under this Agreement to Ally at the local business office set forth in Section I.A above, or any other place as each of the Ally Parties designates from time to time.

4.“Full” Payment Defined. The requirement for making payments “fully” as set forth in this Agreement means that the required payment amount must be either actually remitted to and received by the Ally Parties in whole, without setoff or recoupment, or credited by either of the Ally Parties or any affiliate of either of the Ally Parties in accordance with the SmartCash Agreement among the Ally Parties and Dealership. This does not include funds actually received by the Ally Parties from or on behalf of Dealership for specific application to a required payment by way of:

(a) subvention, discount, subsidy, support, or supplementation from a Vehicle Seller; or

(b) credit, rebate, bonus, debit, disbursement, or other payment from either of the Ally Parties or any other person for the purchase of chattel paper, distribution from finance reserve accounts, application of account balances, and the like.

Absent payment actually being remitted by Dealership to the Ally Parties or actually credited by either of the Ally Parties or any of their affiliates, payment is not “fully” made because either or both of the Ally Parties have:

(a) a right of setoff, recoupment, and the like;

(b) a Security Interest in or an assignment of Collateral (each as defined in Section III. D. below), or the proceeds thereof; or

(c) a direct or indirect claim against a Vehicle Seller, surety, guarantor, or any other person.

Dealership’s obligation to pay each of the Ally Parties as set forth in this Agreement is independent of any other rights that Dealership or either of the Ally Parties may have to effect payment from other sources and persons, and neither of the Ally Parties has any duty to undertake the enforcement of any other rights.

5.“Prompt” Payment Defined. Except as otherwise provided herein, the requirement for making payments “promptly” as set forth in this Agreement means that the required payment amount must be tendered to the Ally Parties within five (5) business days.

(a) Release Period. In their sole discretion, either or both of the Ally Parties may permit more time between the event and payment due date to take into account factors such as delays in the administration, processing, and delivery of the payments (“Release Period”). The Release Period is available only for payments required under Subsection III.C.2.(a) above. The existence, duration, terms, and continuation of the Release Period are subject to change from time to time by each of the Ally Parties. Changes in the Release Period by the Ally Parties do not constitute amendments of this Agreement.

Consistent with the foregoing, the following provisions will apply to the Release Period as of the effective date of this Agreement:

i.    With respect to vehicles sold by Carvana pursuant to a retail installment contract that becomes subject to the so-called “Flow Purchase” or “Warehouse Financing” credit facilities between the Ally Parties and Carvana and/or its affiliates, Carvana may make payment to the Ally Parties under Section III.C.2(a) on or before the earlier of one business day after the Ally Parties fund Carvana (or its affiliate) under the so-called “Part A” or “Part B” facility, or 15 business days after the date of sale;

ii.    With respect to vehicles sold by Carvana pursuant to a retail installment contract, other than as described above in Section III.C.5(a)(i), Carvana may make payment to the Ally Parties under Section III.C.2(a) on or before the earlier of: two business days after Carvana (or its affiliate) is funded, or 15 business days after the date of sale;

iii.    In all other circumstances, Carvana may make payment to the Ally Parties under IFSA Section III.C.2(a) on or before five business days after the date of sale; and

iv.    The Ally Parties reserve the right to adjust, increase or decrease these periods in the future, in their discretion with notice to Dealership of at least five business days prior to the effect of such adjustment, increase or decrease.

6.“Sold” Defined. “Sold” as set forth in this Agreement means the delivery or transfer of ownership, title or interest in the property by Dealership to a third party (whether an affiliate or non-affiliate of Dealership).

7.Source and Application of Payment. The source of all payments due under this Agreement is presumptively deemed to be Collateral (as defined in III.D.1, below). Absent Default (as defined in Section III.H. below), the Ally Parties will apply payments pursuant to Dealership’s instructions. Absent instruction from Dealership or in the event of Default, the Ally Parties will apply payments against any obligation due and owing by Dealership under this Agreement or other Financing Accommodations. A payment is not final to the extent of any defeasance of it by application of law. Payment made by check, draft, or other instrument will be deemed made by Dealership not later than one (1) business day after the instrument is accepted by the payor bank. Except as otherwise provided in any SmartCash Agreement between Dealership and either or both of the Ally Parties, payments made by wire transfer, electronic fund transfer, automated clearing house transfer, and other electronic means will be deemed made by Dealership upon posting of such payment by the Ally Parties.

D. The Ally Parties’ Security Interests.

1.Grant of Security Interest. Dealership hereby grants to each of Bank and Ally a continuing security interest in and a collateral assignment of (“Security Interest”) all of the following described property in which Dealership has or may have any rights, wherever located, whether now existing or hereafter arising or acquired and any and all accessions, additions, attachments, replacements, substitutions, returns, profits, and proceeds in whatever form or type, of any of the property (“Collateral”):

all Vehicles, including but not limited to those for which either of the Ally Parties provides Inventory Financing; accounts; general intangibles; and chattel paper.

2.The Obligations Secured. The Collateral secures payment and performance of all debts, obligations, and duties of Dealership to Bank and Ally of every kind and description, now existing or hereafter arising under this Agreement, whether primary or secondary, absolute or contingent, due or to become due, direct or indirect, presently contemplated or not contemplated by Bank, Ally or Dealership, or otherwise designated by the parties as secured or unsecured (“Obligations”).

3.Status of Collateral. The Collateral is held by Dealership in trust for each of the Ally Parties. The Collateral must be and remain free from all confiscations, assessments, forfeitures, loss, destruction, impairment, tax liens and other liens, security interests, pledges, claims, and encumbrances except for:

(a) the Security Interest arising under this Agreement, or as otherwise contemplated by this Agreement;

(b) non-consensual statutory liens resulting from deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance, social security, and other similar laws;

(c) other security interests to which each of the Ally Parties specifically consents in writing.

The grant of the Security Interest and the execution of any document, instrument, promissory note, or the like, in connection with it or the Obligations do not constitute payment or performance of any of the Obligations, except to the extent of actual, indefeasible payment of the Obligations from the realization by Dealership or the Ally Parties of the Collateral or otherwise. Except as otherwise agreed to by the parties, the Security Interest continues to the full extent provided in this Agreement until all Obligations are fully and indefeasibly paid and performed, even if the Credit Line is from time to time modified, suspended, or terminated and reestablished.

4.Perfection of Security Interest. The Ally Parties may each file financing statements, note their liens on titles, and take any other steps in order to establish, confirm, and maintain a perfected Security Interest in the Collateral. Dealership will execute and deliver any documents necessary and appropriate for these purposes and otherwise irrevocably appoints each of the Ally Parties to do so. Each of the Ally Parties may require Dealership to pay any fee, cost, tax, or assessment required by any government entity to perfect and / or maintain each of the Ally Parties’ Security Interest in the Collateral. All financing statements previously filed by either or both of the Ally Parties are hereby ratified and authorized by Dealership as of the date of filing.

5.Protection of Security Interest. Unless expressly prohibited by law, in the event of Default and unless and until the Default is cured to the satisfaction of the Ally Parties or in the event of material jeopardy to 10% or more of the Collateral pledged hereunder (based on clean wholesale value), upon either of the Ally Parties’ request, Dealership must immediately:

(a) turn over to Ally or some other party designated by the Ally Parties custody or control of all manufacturer’s certificates of origin, certificates of title, documents of title, bills of sale, invoices, and other records or instruments of ownership by Dealership pertaining to the Vehicles;

(b)    establish and maintain an account, separate from other Dealership accounts, at a federally insured financial institution with which Dealership and/or its affiliates have had no business or lending relationship for a minimum of six (6) months before setting up the account, into which cash, instruments, and other proceeds of Collateral are to be deposited and segregated from other funds of Dealership;

(c)    protect and defend the Collateral against the claims and demands of all other persons, including, but not limited to obtaining waivers from landlords, depository institutions and other parties which have access to or control over the Ally Parties’ Collateral or proceeds of the Ally Parties’ Collateral; and

(d)    permit representative(s) of each of the Ally Parties to monitor Collateral by taking one or more of the following actions:

(i.)    to enter any locations where Dealership conducts business or maintains Collateral, and to remain on the premises for such time as such Ally Party(ies) may deem desirable;

(ii.)    to take possession and control over certificates of origin, title, and keys with respect to each Vehicle comprising Dealership’s inventory or equipment;

(iii.)    to take constructive or actual possession and control over all documents, books, records, papers, accounts, chattel paper, electronic chattel paper, instruments, promissory notes, general intangibles, payment intangibles, supporting obligations, contract rights, software, or any similar types of tangible or intangible property relating to or comprising the Collateral;

(iv.)    to receive payment of all Collateral proceeds; and

(v.)    to take whatever additional actions as either or both of the Ally Parties may deem necessary or desirable to protect and preserve the Collateral, and to carry out, and to protect and preserve each of the Ally Parties’ security rights and remedies.

6.Offset. In addition to the Security Interest, each of the Ally Parties retains any and all rights of offset, recoupment, netting-out, and any other legal or equitable rights, in each case provided to it under applicable law, to credit those assets of Dealership in the possession or control of Ally Bank or Ally Financial, as applicable, against any Obligations of Dealership to Ally Bank or Ally Financial under this Agreement or any other auto finance related agreement (e.g., inventory financing; SmartAuction; purchase of retail installment sale contracts and leases), whether then matured, liquidated, or due. For clarity, the term “Obligations of Dealership” in the preceding sentence does not include the obligations of any affiliate of Dealership.

7.Authorization Regarding Proceeds of Collateral. Dealership hereby authorizes and empowers each of Bank and Ally to demand, collect and receive from auctions and others, and give such parties binding receipts for, all proceeds of Collateral and, in Dealership’s name or otherwise, to prosecute suits therefor. With or without a default, each of the Ally Parties may, at any time notify auctions and others to make payment directly to the Ally Parties of proceeds of Collateral. Dealership unconditionally and irrevocably authorizes and instructs auctions and others to make payment of proceeds of Collateral directly to the Ally Parties as instructed, and authorizes auctions and others to rely on a copy of this Agreement as evidence of the authorization and instruction. The Ally Parties will account to Dealership for all sums received pursuant to this Section III.D.7 and applied in the manner described in Subsection III.C.7 above. This authorization is irrevocable without the prior written consent of each of the Ally Parties and is provided as additional security for and not as payment of obligations now or hereafter arising to the Ally Parties. Dealership hereby appoints each Bank and Ally as its agent and attorney-in-fact for the sole purpose of executing or endorsing, on Dealership’s behalf, any document, check or other instrument necessary to cause payment of proceeds of Collateral, or to perfect Bank’s and/or Ally’s security interest in the proceeds of Collateral.

E. Dealership’s Handling of Vehicles.

1.Ownership and Taxes. Dealership will have and maintain absolute title to and ownership of each Vehicle, subject to each Ally Party’s respective Security Interest in the Vehicle. Dealership will pay all taxes and assessments at any time levied on any Vehicle as and when they become due and payable.

2.Location. Dealership will keep Vehicles at Dealership’s locations (including without limitation retail business locations, temporary holding locations, inspection and repair center locations) and will not remove them from those locations (other than transportation and relocation among such locations or to customers after sale), except:

(a)    for temporary relocation for repair, restoration, reconditioning, governmental inspection, and the like;

(b)    as consistent with the usage of the Vehicle as a Demonstrator or Shop Rental (each as defined in Subsection III.E.4. below);

(c)    upon advance or concurrent notice to the Ally Parties, for bailment to another person for upfitting, completion, upgrading, modification, and the like; or

(d)    upon advance or concurrent notice to the Ally Parties, for storage and display at a temporary location.

3.Condition. Dealership will keep Vehicles in good operating condition and repair, in good and marketable condition and will not alter or substantially modify any of them, except as otherwise contemplated in Subsection III.E.2(c) above.

4.Usage. Dealership may permit a potential customer to use and examine any Vehicle for the purpose of inspecting, test-driving, and considering the purchase or lease of a

Vehicle. Dealership will not use Vehicles illegally or improperly and will hold and consider them as inventory held in the ordinary course of business (including without limitation for repair, restoration, reconditioning, storage, exhibition, sale or lease to retail customers), except as follows:

(a)    Demonstrators. From time to time, Dealership may use one or more Vehicles for demonstration and promotional purposes (“Demonstrator”), pursuant to the following additional terms and conditions:

(i.)    [Reserved.]

(ii.)    Dealership may provide a Vehicle to a person whose use of it will directly or indirectly promote the Dealership’s business including:

• owners or employees of the Dealership, provided the Vehicle is for local use, for short duration, and no fee is assessed;
• service customers, provided the Vehicle is for local use, short duration, and no fee is assessed.

(iii.)    [Reserved.]

(iv.)    Upon either or both of the Ally Parties’ request, Demonstrators are subject to:

• a term of no more than twelve months;
• inspection by each of the Ally Parties (including all related documents);
• reductions in principal balance in an amount determined by such Ally Party(ies);
• removal from service as a Demonstrator; and
• any other limitation imposed by either or both of the Ally Parties from time to time.

(v.)    Dealership must obtain and maintain liability insurance coverage insuring Dealership and the Demonstrator user in an amount that is at least the greater of the minimum required by law or $100,000/$300,000 bodily injury and $25,000 property damage for vehicles used as Demonstrators.

(b)    Shop Rentals. From time to time, Dealership may use one or more Vehicles for short term rental to customers (“Shop Rental”), pursuant to the following additional terms and conditions:

(i.)    Dealership must request permission from each of the Ally Parties to make the designation and use of the Vehicle as a Shop Rental. The request must be made in advance on a form provided by the Ally

Parties for this purpose and include a detailed description of the Vehicle proposed for designation as a Shop Rental, including:

• Vehicle information: vehicle identification number; stock number;
• Shop Rental service information: term of service; effective date of service period;
• Vehicle financing information: amount financed; monthly amortization; first payment due date; balloon payment; and
• any additional information or document that either or both of the Ally Parties may request from time to time.

(ii.)    The Ally Parties may approve or deny the request for a Shop Rental and may rescind any approval previously granted. Any approval must be in writing.

(iii.)    The Shop Rental must be confined to a customer of Dealership who is in need of a temporary replacement motor vehicle:

• while the customer’s vehicle is being repaired by Dealership;
• for a thirty (30) day period following theft of the customer’s motor vehicle; or
• pending delivery of a motor vehicle to customer pursuant to a bona fide order with Dealership.

(iv.)    Unless changed by either or both of the Ally Parties in their sole discretion, Dealership must make monthly principal reduction payments in the amount designated from time to time by the such Ally Party(ies) for the Shop Rental plus monthly interest or other service charges established by each of the Ally Parties from time to time.

(v.)    A Vehicle may not be used as a Shop Rental for a term longer than the term specified in the written approval provided by the Ally Parties, unless each of the Ally Parties consents in writing to a longer period.

(vi.)    Dealership must maintain insurance coverage on the Shop Rental as follows:

• comprehensive and collision coverage insuring each of the Ally Parties and Dealership (as their interests may appear); and
• liability insurance coverage insuring Dealership and the Shop Rental user in an amount that is at least the greater of the minimum required by law or $100,000/$300,000 bodily injury and $25,000 property damage.

(vii.)    Dealership must immediately notify each of the Ally Parties whenever a Shop Rental ceases to be used in this way by reason of its sale, lease,

re-designation by either or both of the Ally Parties or Dealership, or otherwise.

(viii.)    All other terms and conditions of this Agreement will apply to a Shop Rental.

5.Inspection. Without any advance notice to Dealership, each of the Ally Parties may at all times have access to, examine, audit, appraise, verify, protect, or otherwise inspect the Vehicles (to the extent not in transit to a customer after sale) wherever located as frequently as each of the Ally Parties elects. The inspection may include examination and copying of all documents, titles, certificates of origin, invoices, instruments, chattel paper, computer records, bank statements, and all other books and records of the Dealership of or pertaining to the Vehicles or to determine compliance with this Agreement. Bank and Ally each have Dealership’s continuing consent to enter the Dealership’s premises to carry out inspections. In connection with the inspection, the Ally Parties may be assisted by, cooperate with, or discuss the financial and business affairs of Dealership with any of the officers, owners, employees, sureties, creditors, or agents of Dealership. Notwithstanding anything in this Agreement to the contrary and, the Ally Parties will not conduct such inspection and/or audit more than one (1) time in any calendar month unless a Default occurred and has not been cured to the Ally Parties’ satisfaction.

6.[Reserved.]

7.Report of Damage, Loss. Concurrent with discovery that a Vehicle has been destroyed, lost, stolen, or missing, Dealership will notify each of the Ally Parties of the discovery by reporting the Vehicle in the reports delivered pursuant to Section III.G.1.(a). In addition, Dealership will notify each of the Ally Parties if more than 10% (based on clean wholesale value) of the Vehicles at, or attributable to, any Dealership retail location are damaged. Dealership must use reasonable means to diligently repair and restore such Vehicle to its original condition, replace, or locate any of these Vehicles, and keep the Ally Parties apprised of these efforts.

8.Risks. Neither of the Ally Parties has any risk or responsibility concerning the ownership, location, condition, usage, inspection, or disposition of any Vehicle or other Collateral whether or not permitted by this Agreement, including fire, theft, vandalism, mischief, collision, acts of terrorism, acts of God, property damage, personal injury, public liability, and the like (“Risks”). Dealership bears and assumes the Risks, unless imposed by law on another person and except to the extent of any insurance proceeds actually received by the Ally Parties. Dealership will indemnify and hold harmless Bank and Ally against all Risks, including injury and damage to persons, property, or Collateral caused by any of these Risks.

9.Insurance. Except to the extent that both of the Ally Parties obtain insurance for themselves on one or more of the Risks, Dealership must acquire and maintain one or more policies of insurance on losses which may arise as a consequence of the Risks on any of the Vehicles or, as requested by either or both of the Ally Parties, on other

Collateral, in such amounts and with such terms as Dealership and the Ally Parties deem reasonably adequate for the conduct of Dealership’s business and the value of the Vehicles. Each of the Ally Parties must be named as a loss payee, as each of their interests may appear. Dealership must provide each of the Ally Parties with one or more certificates of insurance evidencing compliance with this Subsection III.E.9.

F. Representations and Warranties of Dealership. Dealership represents and warrants to each of the Ally Parties the accuracy and completeness of each of the following statements as of the effective date of this Agreement. Dealership will immediately notify each of the Ally Parties of any known or expected material change to any of these statements. Otherwise, they are deemed as continuing and reaffirmed each time either of the Ally Parties provides Inventory Financing to Dealership.

1.Dealership Existence. Dealership is duly formed, constituted, and is in good standing in the jurisdiction in which it is located, as “location” is determined under Article 9 of the Uniform Commercial Code, as amended from time to time. Dealership has all government and other permits, licenses, authorizations, and approvals necessary to do business lawfully in the jurisdiction in which any of its business operations are located.

2.Dealership Authorization. Dealership is authorized and empowered to execute and deliver this Agreement and to do all things necessary and appropriate to fulfill and implement the terms and conditions of it.

3.Legal Compliance. Dealership is in material compliance with all federal, state, and local laws, regulations, and ordinances.

4.Financial Condition. Information on the financial condition of Dealership which has or may be submitted to either or both of the Ally Parties, either directly or indirectly (e.g., through a Vehicle Seller), by Dealership or an agent of Dealership (e.g., accountant), fairly presents the financial condition of Dealership in accordance with generally accepted accounting principles applied on a consistent basis.

5.Relationship of Ally Parties and Dealership. The relationship between each of the Ally Parties and Dealership is one of creditor and debtor, respectively, based upon this Agreement and/or Other Financing Accommodations. There is no fiduciary, trust, representative, confidential, partnership, or other special relationship between either of the Ally Parties and Dealership. The Ally Parties do not have and will not have any investment in Dealership, whether equity or otherwise. Dealership is not a counselor, advisor, agent or legal or other representative of Bank or Ally. Neither Bank nor Ally is a counselor, advisor, agent, or legal or other representative of the Dealership, except for the limited power of attorney expressly described in Subsections III.D.4. and 7. above and Subsections III.J.10. and III.K.18. below, and each of them recognizes the ability, importance, and freedom to consult with any accountants, attorneys, agents, advisors, and business consultants of their choice in connection with the review, execution, and administration of this Agreement. Neither of the Ally Parties controls, supervises, or manages Dealership.

6.Relationship with Vehicle Sellers. The Ally Parties do not represent the interests of any Vehicle Seller. The relationships of each of the Ally Parties and Dealership to any Vehicle Seller are separate and distinct from one another. Neither of the Ally Parties is under the control of any Vehicle Seller, despite any business, consultative, investment, ownership, legal, or other relationship either of the Ally Parties may have with one or more Vehicle Seller. Nothing in this Agreement obligates Dealership to obtain Inventory Financing from the Ally Parties based on any relationship that either of the Ally Parties may have with one or more Vehicle Sellers.

G. Additional Promises of Dealership. Dealership will:

1.Provide (directly or by posting to a secure site accessible by the Ally Parties) each of the Ally Parties with accurate and complete information, data, books, records, documentation, and the like, concerning:

(a)    all financial and business matters of Dealership, upon request by either or both of the Ally Parties; and

(b)    any of the following proposed or actual changes, immediately:

(i.) the Dealership’s name, address, tax status, entity, structure;

(ii.) the Dealership’s solvency; and

(iii.) any change in ownership of the Dealership; and

(c)    all financial and other reports made and information provided to any Vehicle Sellers and will allow each of the Ally Parties direct access to all such reports and information, and upon request by either or both of the Ally Parties, provide copies of such reports and information.

2.To the extent not publicly available, provide audited financial statements within 120 days after the end of each of its fiscal years, and unaudited financial statements within 60 days after the end of the first three fiscal quarters of each fiscal year.

3.At all times, remain in good standing under, and have not received or sent notice of termination of, any contracts, franchise agreements, dealer sales and service agreements, and the like, provided by Vehicles Sellers which manufacture or distribute new Vehicles to Dealership.

4.Maintain, at all times, a Credit Balance (as defined in Dealership’s Second Amended and Restated Credit Balance Agreement, dated as of November 1, 2019, as such agreement may be further amended, modified or replaced) of at least 7.5% of the total principal amount owed to the Bank from time to time for used vehicle inventory financed by the Bank under this Agreement so long as Dealership owes any debt to Bank or until Bank otherwise agrees in writing.

5.Maintain unrestricted cash, cash equivalents and availability in operating lines of credit, excluding amounts restricted pursuant to the terms of a Credit Balance Agreement between Dealership and Bank, in an amount not less than 10.0% of the amount of the Credit Line.

6.[Reserved.]

7.Maintain, at all times, at least 5% equity in its inventory, calculated as the amount expressed as a percentage equal to

(a)    1 minus

(b)    the amount of

(i) total Wholesale Outstandings divided by

(ii) with respect to Eligible Vehicles, 100% of the sum of:
•the purchase price of such Vehicle,
•fees charged by an auction in connection with the purchase of such Vehicle,
•post-sale inspection fees in connection with the purchase of such Vehicle, and
•the reconditioning parts, repair parts, and related labor cost with respect to such Vehicle.

“Eligible Vehicles” means Vehicles that Dealership acquired by any means, excluding each Exception Vehicle.

“Exception Vehicle” means a Vehicle for which any part of the purchase price remains unpaid; a Vehicle that is or has been subject to a consumer lease from Dealership or an affiliate of Dealership; and/or a Vehicle provided to a Dealership employee or other representative for long-term use (i.e., a company vehicle).

(the foregoing calculation will not include any costs related to transportation with respect to a Vehicle).

8.Promptly notify the Ally Parties of any material reduction in availability of loans, financing, credit lines, or other credit accommodations provided or made available by any bank, finance company, or other source.

9.[Reserved.]

H. Default by Dealership. An occurrence of any one or more of the following events constitutes a default under this Agreement (“Default”):

1.Failure of Dealership to pay when due the full amount owing to either of the Ally Parties under Sections III.B or C above;

2.Material jeopardy to 10% or more of the Collateral (based on clean wholesale value) and such jeopardy has not abated for a period of two (2) calendar days after notice thereof by either of the Ally Parties;

3.The breach of, or the failure of Dealership to fully comply with or duly perform, any term, condition, or promise of this Agreement or any other Obligation and such failure continues unremedied for a period of five (5) business days after notice thereof by either of the Ally Parties;

4.Any representation, statement, or warranty made by Dealership to either of the Ally Parties in this Agreement or otherwise, which was false or materially misleading when made;

5.The inability of Dealership to pay debts as they mature, or any proceeding in bankruptcy, insolvency, or receivership, instituted by or against Dealership or Dealership’s property;

6.This Agreement is unenforceable or the security interest in the collateral created by this Agreement ceases to be in full force and effect; and/or

7.An event or circumstance occurs that has a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of Dealership, or the ability of Dealership to perform its respective obligations under this Agreement.

I.Waiver and Modification of Certain Important Rights. Unless and only to the extent not expressly prohibited by law, Dealership, Bank and Ally expressly and affirmatively waive and modify certain very important rights, as follows:

1.Claims. Any and all claims, causes of action, suits, rights, remedies, disputes, complaints, defenses, and counterclaims between either or both of the Ally Parties on the one hand and Dealership on the other hand, or any of their officers, agents, employees, subsidiaries, affiliates, members, owners, or shareholders directly or indirectly arising out of or relating to the terms or subject matter of this Agreement, whether in contract, tort, equity, statute, or regulation, or pertaining to conversion, fraud, defamation, negligence, franchise, licensing, or distribution or the defect, non-conformity, price, or allocation of Vehicles by any Vehicle Seller, or otherwise, but not including actions for and enforcement of provisional remedies otherwise provided by law, equity, or agreement between the parties, suits for debt, enforcement of security interests, or claims pursuant to Section III.J. below, (“Claim”) are subject to each of the following:

(a)    Claim Resolution. The resolution of any Claim (“Claim Resolution”) will occur, if at all, only in accordance with the following provisions and sequence:

(i.)    Informal discussion and negotiation between executive level managers of the Dealership and the Ally Party(ies) asserting a Claim or against which a Claim is asserted;

(ii.)    Mediation in accordance with the rules of commercial mediation as published from time to time by the American Arbitration Association, JAMS, or any other nationally recognized alternative dispute resolution organization, selected by the party against whom the Claim is being asserted; and

(iii.)    Binding arbitration in accordance with the rules of commercial arbitration as published from time to time by the American Arbitration Association, JAMS, or other nationally recognized alternative dispute resolution organization, selected by the party against whom the Claim is being asserted (“Arbitration”), except that the Arbitration must be decided based upon the terms and conditions of this Agreement.

(b)    Jurisdiction and Venue.

(i.)    All mediation and arbitration hearings and proceedings brought pursuant to Subsections III.I.1(a)(ii) and (iii) above shall occur at a location within fifty (50) miles of Ally’s local business office set forth in Section I.B above, or the current replacement for it.

(ii.)    The enforcement of any Claim or Claim Resolution provision and the enforcement of any Arbitration award must be brought, if at all, solely and exclusively in the state or federal court of original jurisdiction for the location of the Ally local business office set forth in Section I. B. above, or the current replacement for it.

(c)    JURY WAIVER. BANK, ALLY AND DEALERSHIP WAIVE AND RENOUNCE THE RIGHT UNDER FEDERAL AND STATE LAW TO A TRIAL BY JURY FOR ANY CLAIM.

2.Choice of Law. This Agreement must be construed, interpreted, and enforced in accordance with the laws of the state of Arizona without regard to its conflict of laws rules.

3.Limitation of type and nature of damage Claims for violation. With respect to any Claim:

(a)    Dealership’s damages under this Agreement are expressly limited to the following:

(i.)    the actual dollar amount of Dealership’s economic or financial loss; and
(ii.)    reasonable dollar amount of lost future profits for not more than two (2) years from the accrual date of the Claim.

(b)    Neither party may assert a claim for any of the following:

(i.)    punitive or exemplary damages, unless the Claim would constitute a felony under the law of the state indicated in Subsection III.I.2, above; or
(ii.)    consequential and incidental damages.

(c)    Any liability of either Ally Party to Dealership related to any Claim is limited to and will not exceed the amount of total Interest assessed by the Ally Party(ies) against whom the Claim is brought and actually paid by Dealership in the twenty-four (24) calendar months immediately preceding accrual of the Claim.

4.Notification of information to Others. Bank and Ally each have the right, but not the obligation, to notify guarantors, sureties, Vehicle Sellers, Account Debtors and other third parties (e.g., owners, officers, etc.) of the terms, administration, or performance of this Agreement.

5.Information From and To Third Persons. Dealership irrevocably and continuously consents to the disclosure of all types and kinds of information in any format concerning the Dealership by third persons to each of the Ally Parties and the obtaining of information by each of the Ally Parties from third persons, including, by way of example, credit, financial, and business information, whether of direct actual experience or obtained from other sources.

6.Confidentiality.

(a)    Unless prior written approval is obtained from Dealership, the Ally Parties will not disclose Dealership’s Confidential Financial Information to any third person or entity, other than state or federal regulators that have authority over the Ally Parties, or third persons or entities who provide services to the Ally Parties and who are under an obligation of confidentiality to the Ally Parties. In this Section III.I.6, “Confidential Financial Information” means any financial information about Dealership or its subsidiaries, including, but not limited to, number of units sold, received by either or both Ally Parties from Dealership that: (i) is marked “Confidential”; and (ii) was not publicly available or previously known to the Ally Parties. The Ally Parties shall use Dealership’s Confidential Financial Information only for legitimate business purposes in connection with existing or proposed transactions between Dealership and either or both Ally Parties.

(b)    The Ally Parties acknowledge the Confidential Financial Information protected by the terms of this Section III.I.6 is of a special character, such that money damages would not be sufficient to compensate Dealership for any unauthorized use or disclosure. The Ally Parties agree that injunctive and other equitable relief may be pursued to prevent any actual or threatened unauthorized use or disclosure of Confidential Financial Information. The remedy stated above may be pursued in addition to any other remedies available at law or in equity.

(c)    The Ally Parties acknowledge that United States securities laws prohibit any person who has material, non-public information from purchasing or selling Dealership’s publicly-traded securities or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

J. Default. Notwithstanding and without regard to the provisions of Section III.I. above, in the event of Default by Dealership, then either or both of the Ally Parties may exercise any one or more of the following provisional rights and remedies in addition to those otherwise provided by law. These provisional rights and remedies are cumulative and not alternative, are non-exclusive, and may be enforced successively or concurrently. The single or partial exercise of any right or remedy does not waive or exhaust any other rights or remedies or waive any present or future Default of any kind. Unless and until a Default is completely remedied to the Ally Parties’ satisfaction:

1.Demand. Either or both of the Ally Parties may demand immediate payment in full of all Obligations owed by Dealership to such Ally Party(ies).

2.Repossession of Collateral. Either or both of the Ally Parties may take immediate possession of the Collateral, without demand, further notice to or consent of Dealership, and with or without legal process. Upon request by either or both of the Ally Parties, Dealership must assemble the Collateral and make it available to such Ally Party(ies) at a reasonably convenient place designated by such Ally Party(ies), including the Dealership premises. Dealership irrevocably authorizes and empowers each of the Ally Parties and their agents to enter upon the premises where the Collateral is located and remove it or render portions of it unusable (“Collateral Recovery”). Dealership irrevocably waives any bonds, surety, or security which may be required by any rule, law, or procedure in connection with Collateral Recovery.

3.Suit at Law or in Equity. Either or both of the Ally Parties may institute proceedings in a proper court of law or equity to enforce any and all provisional remedies such Ally Party(ies) have at law or equity, including injunctive relief and action for possession of Collateral, an order for accounting, appointment of a receiver or examiner, or the like. Either or both of the Ally Parties may apply for and have granted any equitable or other legal relief appropriate to enforce any right or remedy including specific performance and the issuance of any ex parte preliminary injunction to protect the Collateral.

4.Refrain from Disposition. Upon request by either or both of the Ally Parties, Dealership will not sell, lease, or otherwise dispose of any Vehicles or other Collateral without the prior written consent of each of the Ally Parties.

5.Turnover of All Proceeds. All amounts received by Dealership upon the sale, lease, or other disposition of any Vehicle must be paid to the Ally Parties even if it exceeds the specific amount for which the Ally Parties provided Inventory Financing for that Vehicle.

Payments may be applied by the Ally Parties to the Obligations, as determined by the Ally Parties, unless otherwise required by law.

6.Direct Collection of Collateral. Either or both of the Ally Parties may make direct collection of any Collateral in the possession or control of any third party, including, but not limited to, chattel paper, accounts, accounts with Vehicle Sellers, instruments, and proceeds.

7.Disposition of Collateral. Following total or partial Collateral Recovery, either or both of the Ally Parties may sell, lease, or otherwise dispose of all or any portion of the Collateral not less than ten (10) calendar days after giving Dealership written notice of the public or private sale or as permitted by law which it proposes for the account of Dealership. The sale of Vehicles at an auction at which only other dealers or Vehicle Sellers are generally invited to attend is deemed to be a “private sale.”

8.“Commercially Reasonable” Defined. Any of the following, nonexclusive, methods of Collateral disposition is deemed “commercially reasonable” in accordance with Article 9 of the Uniform Commercial Code:

(a)    repurchase of any Vehicle, parts, or accessories manufactured by the original Vehicle Seller pursuant to the terms of a repurchase agreement between such Ally Party and Vehicle Seller;

(b)    sale of any parts or accessories to the highest bidder in an auction sale, in lieu of a sale to a Vehicle Seller pursuant to a repurchase agreement, where the proceeds to either or both of the Ally Parties are reasonably believed to be higher than they would be under the repurchase agreement;

(c)    sale to the highest cash bid from dealers in the type of property repossessed, whether in bulk or parcels; and

(d)    sale at any physical or virtual auction, including SmartAuction, at which only dealers of multiple or single Vehicle manufacturer are generally invited to attend.

9.Deficiency. Dealership must fully and promptly pay to each of the Ally Parties any deficiency remaining after disposition of the Collateral, except to the extent expressly modified by each of the Ally Parties in writing.

10.Limited Power of Attorney. Dealership hereby irrevocably appoints each Bank and Ally, acting through any of their respective officers and employees, its true and lawful attorney for and in its name, stead, and behalf as if fully done by Dealership, to sign, endorse, execute, negotiate, compromise, settle, complete, and deliver:

(a)    any invoice, bill of sale, certificate of title, manufacturer’s certificate of origin, application, and any other instrument or document pertaining to title or ownership or the transference thereof of any Collateral;

(b)    any financing statement, notice, filing, or document pertaining to the enforcement of the Security Interest in Collateral; and

(c)    any check, draft, certificate of deposit, credit voucher, or any other medium of payment, insurance claims, proof of loss, instrument, or document pertaining to or proceeds of any Collateral;

This limited power of attorney is coupled with an interest and may be relied upon by any third party without any duty to inquire as to its continued effectiveness. Neither Bank nor Ally will be liable for any acts or omissions, nor for any error of judgment or mistake of law or fact in the exercise of any authorization under this limited power of attorney.

11.Default Rate of Interest. To the extent permitted by law, each of the Ally Parties may immediately assess a default rate of Interest up to the current rate of Interest plus five percent (5%).

12.Duty of Care. Neither of the Ally Parties has any duty as to the collection or protection of Collateral, nor as to the preservation of any rights pertaining to it, except for the use of reasonable care in the custody and preservation of the Collateral when in the possession of such Ally Party.

K. Additional Provisions.

1.Authenticity and Authority. Each of the Ally Parties may rely and act upon any form of communication purportedly sent by Dealership as the authentic and duly authorized act of Dealership, in the implementation or furtherance of the purposes of this Agreement, whether by electronic, computer, telegraphic, facsimile, telephonic, personal or paper delivery, transmission, or otherwise; provided such Ally Party:

(a)    acts in good faith;

(b)    has no actual knowledge of information to the contrary; and

(c)    the practice is customary with dealers generally or Dealership specifically.

The Ally Parties have no obligation to scrutinize, inquire, or confirm any communication.

2.Written Waivers Only. A waiver, release, estoppel, or defense of any provision of this Agreement is effective only if it is in writing signed by the party sought to be bound by it.

(a)    No course of dealing nor the delay or failure of either or both of the Ally Parties to enforce any right or remedy, in whole or in part, to demand payment or to declare an event of Default under this Agreement will:

(i.)    alter or affect any of Dealership’s obligations or such Ally Party’s(ies’) rights and remedies; or
(ii.)    operate as a waiver, release, estoppel, or defense thereof.

(b)    Any notice to or demand on Dealership by either or both of the Ally Parties in any event not specifically required under this Agreement does not entitle Dealership to any other or further notice or demand in the same, similar, or other circumstances unless specifically required by this Agreement.

(c)    There can be no waiver of this Subsection III.K.2, except in writing signed by the party against whom the alleged waiver is asserted. Reliance by any party on an oral representation will be deemed unreasonable.

3.Assignment. Dealership must not assign or cause the transfer of any duties or obligations under this Agreement without the express prior written consent of each of the Ally Parties. Each of the Ally Parties may freely assign its rights, duties and obligations under this Agreement, so long as the assignee(s) assumes all obligations under this Agreement.

4.Amendments. No amendment of any provision of this Agreement is effective without the written, signed agreement of Dealership and the Ally Parties.

5.Use of Tracking Devices. If Dealership decides, in its sole discretion, to acquire internet accessible reporting with respect to any tracking device in or on any Vehicle used in order to locate the Vehicle, subject to applicable law, Dealership will provide Bank with access to such reporting.

6.Definitions and Word Meanings. The word “may” or any other term in this Agreement signifying a permissive, elective, or optional right of a party to act or decide, or to refuse to act or decide, will mean and be construed as providing the complete and absolute prerogative of that party to do so in its sole, unfettered discretion. The word “will” is a mandatory word denoting an obligation to pay or perform. Otherwise, unless the context otherwise clearly requires, the terms used in this Agreement must be given the meaning ascribed to them in accordance with the capitalized definitions established throughout this Agreement; the Uniform Commercial Code, as amended from time to time; and common and ordinary usage in law and commercial practice, respectively.

7.Section Captions. The captions inserted at the beginning of each article, section, and subsection are for convenience only and do not limit, enlarge, modify, explain, or define the text thereof nor affect the construction or interpretation of this Agreement.

8.Effective. This Agreement substitutes and supersedes any previously executed agreement between Dealership and either or both of the Ally Parties concerning wholesale inventory floor plan finance accommodations and will govern Dealership’s inventory floor plan finance indebtedness to each of the Ally Parties now outstanding under any prior agreement (e.g., Wholesale Security Agreement, Bank or Ally Form 178 and all amendments to it) or incurred under this Agreement. This Agreement is not a novation or transformation of any prior obligation but merely restates and substitutes for any prior agreement related to inventory floor plan finance accommodations.

9.Termination. This Agreement is effective until terminated upon the earlier of: the Maturity date (as such date may be extended by agreement of the parties hereto); an event of Default, at the non-defaulting party’s option exercised by sending written notice of termination to the defaulting party; or the parties mutually agree in writing to terminate the Agreement. Termination will not relieve any party from any duty or obligation incurred, or right, waiver, modification, or benefit bestowed, prior to the effective date of the termination.

10.Binding. This Agreement is binding on Bank, Ally and Dealership and their respective successors, administrators, and assigns.

11.No Third Party Beneficiary. Except as outlined in Section III.D, no Vehicle Seller or any person (other than Bank, Ally and Dealership) may rely on this Agreement or any term or provision contained in this Agreement.

12.Severability. Any provision of this Agreement prohibited by law is ineffective only to the extent of the prohibition without invalidating the remaining provisions of this Agreement.

13.Notice. Any notice required to be given by this Agreement or by law is deemed reasonably and properly given if sent to the other party within the time frame set forth in this Agreement, but in any event no less than ten (10) calendar days, at the address set forth in Section I. above by any one of the following nonexclusive methods:

(a)    United States certified, registered, or first class mail, postage prepaid;

(b)    Use of a commercially recognized express delivery service;

(c)    Electronic mail or facsimile transmission; or

(d)    Personal delivery.

14.Separate Credit Accommodations. Despite the fact that Ally may be acting as a servicer or agent on behalf of Bank, Dealership recognizes that Ally and Bank are providing separate credit accommodations to Dealership with the terms consolidated in a single document and credit line for the convenience of the parties. Bank is not responsible for the performance or conduct of Ally and Ally is not responsible for the performance or conduct of Bank. Dealership shall not assert against Bank any claim, defense or set-off relating to Ally and Dealership will not assert against Ally any claim, defense or set-off relating to Bank. This Agreement does not create any rights and obligations between Ally and Bank.

15.Time of the Essence. Time is of the essence as to this Agreement. There is no grace period, right to cure, or other indulgence provided in the terms and conditions of this

Agreement unless expressly provided for in this Agreement or in a separate writing signed by the party against whom it is asserted.

16.Entire Agreement. This document amends and restates the Amended and Restated Inventory Financing and Security Agreement, dated as of July 27, 2015, and, as amended and restated, contains the entire agreement of Bank, Ally and Dealership concerning the subject matter set forth herein. There are no other oral or implied agreements, understandings, or representations between them. Dealership has not relied on any statement, promise, or representation made by anyone connected with Bank or Ally, except as provided in this Agreement or any related document.

17.No Interpretive Presumptions. The language in this Agreement will be construed according to the fair and usual meaning of the language and will not be strictly construed for or against either party.

18.Continued Cooperation. Dealership will execute and deliver to each of the Ally Parties any and all documents, notices, instruments, and other writings and perform all acts necessary and appropriate to fully implement the terms and conditions of this Agreement. Dealership hereby irrevocably appoints each Bank and Ally, acting through any of their officers and employees, its true and lawful attorney for and in its name, stead and behalf as if fully done by Dealership to execute, complete and deliver any other document, instrument, or agreement in connection with this Agreement to supply any omitted information and correct any patent errors in any of them. This limited power of attorney is coupled with an interest and may be relied upon by any third party without any duty to inquire as to its continued effectiveness. Neither Bank nor Ally will be liable for any acts or omissions, nor for any error of judgment or mistake of law or fact in the exercise of any authorization under this limited power of attorney.

19.Use of Pronouns. All personal pronouns, whether used in the masculine, feminine or neuter gender, will include all other genders; the singular will include plural, and the plural will include the singular.

20.Counterparts. This Agreement may be signed in counterparts, each of which is deemed an original and all of which taken together constitute one and the same agreement. Any electronically placed or delivered (e.g., via fax or email) signatures of the parties constitute and are deemed original signatures for all purposes.

Ally Bank		Carvana, LLC
By:	/s/ Stephen B. Gambrel	By:	/s/ Paul Breaux
Name:	Stephen B. Gambrel	Name:	Paul Breaux
Title:	Authorized Representative	Title:	Vice President
Date:	September 29, 2020	Date:	September 29, 2020

Ally Financial Inc.
By:	/s/ Stephen B. Gambrel
Name:	Stephen B. Gambrel
Title:	Authorized Representative
Date:	September 29, 2020